Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

WHEREAS, The Johns Hopkins University, acting through its Applied Physics Laboratory ("JHU/APL"), and MIP Solutions, Inc. ("COMPANY"), entered into a License Agreement effective January 23, 2006, as amended by: Amendment No. 1 effective February 1, 2007, Amendment No. 2 effective September 12, 2007, Amendment No. 3 effective December 27, 2007, Amendment No. 4 effective April 28, 2008, E-mail dated February 28, 2008 from E. Hunton to H. Curran, subject: RE:: Official election of Improvements to License Agreement (2415), and Amendment No. 5 effective October 13, 2008 (License Agreement, Amendments and E-mail collectively the “LICENSE”) as relates to the JHU/APL INTELLECTUAL PROPERTY, as defined therein;

WHEREAS, JHU/APL and COMPANY now mutually desire to terminate the License and all other agreements and understandings between them:

Now, therefore, in consideration of the premise and the mutual covenants and agreements herein contained, and for good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties hereto do covenant and agree as follows:

(1)

Subject to the performance of all covenants set out in section (3) hereof, all agreements between the parties, including but not limited to the LICENSE, the Payment Plan Agreement dated December 27, 2007, the Loan Agreement dated July 1, 2008, and all amendments to such agreements (collectively, the “Agreements”), are by mutual agreement hereby terminated and of no further effect, with each party having no recourse against the other as to the Agreements.   Without limiting the generality of the foregoing, each party hereto, for itself and on behalf of its present and former representatives, agents, attorneys, executors, administrators, heirs, assigns and successors in interest, hereby releases and forever discharges each of the other parties hereto and their respective present and former officers, directors, shareholders, employees, representatives, agents, attorneys, executors, administrators, heirs, assigns and successors in interest (collectively, the "Released Parties") from all past, present and future claims, demands, obligations, and causes of action of any nature whatsoever, whether in tort (including, without limitation, acts of active negligence), contract or any other theory of recovery in law or equity, whether for compensatory or punitive damages, equitable relief or otherwise, and whether now known or unknown, suspected or unsuspected, which are based upon or arise out of or in connection with the Agreements or their termination hereunder, but excluding any executory provision of this Agreement.  The filing or bringing by any party hereto of any claim, demand, obligation, or cause of action against any Released Party with respect to any matter released pursuant hereto shall constitute a breach of this Agreement.

(2)

Hereafter, COMPANY shall have no right or license in the JHU/APL INTELLECTUAL PROPERTY as defined in the LICENSE and all rights in and to the JHU/APL INTELLECTUAL PROPERTY shall revert to JHU/APL at no cost to JHU/APL.

(3)

COMPANY shall:

a.

within ten (10) business days after this mutual termination agreement has been executed on behalf of both parties hereto, return to JHU/APL all proprietary technical information, materials, devices, and components received by COMPANY from JHU/APL under the LICENSE;

b.

pay to JHU/APL, and JHU/APL shall accept, the sum of $20,000, which sum shall be paid within a period of twenty (20) days following the completion of the proposed reverse takeover of the COMPANY by AWG International Inc., a corporation formed under the laws of the State of Nevada (“AWG”), whereby the COMPANY will acquire all the issued and outstanding voting shares of AWG from the principals of AWG in exchange for majority ownership of the COMPANY’s common capital stock (the “REVERSE TAKEOVER”); and

c.

issue to JHU/APL, and JHU/APL shall accept, 600,000 shares of the common capital stock of COMPANY as fully paid and non-assessable and bearing a restrictive legend against transfer within a period of 20 days following the REVERSE TAKEOVER.

(4)

Each party hereto hereby represents and warrants that it has not heretofore assigned, transferred or hypothecated or purported to assign, transfer or hypothecate to any person or entity all or any part of or any interest in any claim, contention, demand, cause of action relating to any matter released hereby.

(5)

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective past and present (as applicable) officers, directors, employees, shareholders, representatives, agents, attorneys, executors, heirs, assigns, and successors in interest.

(6)

In the event of any action, suit or other proceeding concerning the negotiation, interpretation, validity, performance or breach of this Agreement, the prevailing party or parties shall be entitled to recover such party's reasonable attorneys' fees, expenses and costs, not limited to costs of suit, incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions relating thereto.

(7)

This Agreement constitutes and is intended to constitute the entire agreement of the parties concerning the subject matter hereof.  All prior discussions and negotiations with respect to the subject matter hereof and thereof are superseded by this Agreement.

(8)

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, the remaining provisions, and any partially invalid or unenforceable provisions, to the extent valid and enforceable, shall nevertheless be binding and valid and enforceable. Notwithstanding the foregoing severability provision, the parties reserve the right to rescind this Agreement in the event that a court of competent jurisdiction holds that a provision of this Agreement is unenforceable, in whole or in part;

provided that such unenforceability constitutes a material failure of consideration for the parties entering into this Agreement.

(9)

The parties shall, from time to time, promptly execute and deliver such further instruments, documents, and papers and perform such further acts as may be necessary or proper to carry out and effect the terms of this Agreement.

(10)

This Agreement may not be modified or terminated orally and no modification, termination, or waiver shall be valid unless in writing and signed by all of the parties.

(11)

This Agreement shall be construed according to and governed by the laws of the State of Maryland, excluding Maryland law concerning conflict of laws, and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts thereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized representative, to be effective on the date of the last party to sign.

MIP SOLUTIONS, INC.

THE JOHNS HOPKINS UNIVERSITY

Applied Physics Laboratory

By /s/ Jeffery Lamberson

By /s/ Norma Lee Todd

Jeffery Lamberson

Norma Lee Todd

President, Director

Technology Transfer Assistant Director

Date 7/25/10

Date 8/2/2010